Exhibit 10(p)

THE GILLETTE COMPANY SENIOR EXECUTIVE
FINANCIAL PLANNING PROGRAM
REVISED OCTOBER 2004

Eligibility	Chairman/CEO of the Company and his/her direct reports who are generally treated as United States employees for employment and benefit purposes.

Program Benefit	Reimbursement by Company of financial counseling, estate planning, tax preparation, retirement and other related financial planning services for the participant and his/her spouse, domestic partner or dependent children.

Available Providers	Any qualified tax, financial, legal or similar firm selected by participant.

Excluded Services	Brokerage or other investment transaction fees; asset management fees; insurance premiums; services for individuals other than participant, his/her spouse or domestic partner and dependent children.

Maximum Benefit	During employment: Chairman/CEO - $25,000/other participants - $11,000 of reimbursements received in any calendar year.

Following retirement under a Company-sponsored retirement plan: $6,000 of reimbursements received in any calendar year, over the participant's life.

Tax Effects	Program benefits received by participant will be includable in compensation. Company will provide tax gross-up for Federal and State income taxes and FICA Medicare tax.

Termination of Participation	Last day of calendar year in which participant ceases to be an executive officer of the Company, unless participant qualifies for retirement benefits under this program.

Program Amendment and Termination	At discretion of the Company, by action of the Compensation Committee of the Board of Directors, without requirement of advance notice.

Effective Date	July 1, 2003 (for the Chairman/CEO of the Company and his/her direct reports in such positions on or after such date).